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                                   EXHIBIT 4.1

               CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES
                 SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK














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                          CERTIFICATE OF DESIGNATIONS,

                             RIGHTS AND PREFERENCES

                                       OF

                 SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK

                   (Pursuant to Section 151(g) of the General
                    Corporation Law of the State of Delaware)

         We, the undersigned duly authorized officers of AVITAR, INC., a corporation organized and existing under the laws of the State of Delaware, do hereby certify that:

         A. AVITAR, INC. (the "Corporation") was incorporated in the State of Delaware on November 20, 1986.

         B. Pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the provisions of the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the provisions of Sections 141 and 151 of the General Corporation Law of the State of Delaware, the Board of Directors has duly adopted the following recitals and resolutions, which are not in conflict with any provisions of the Certificate of Incorporation or the Corporation's By-Laws, setting forth the number, terms, designations, relative rights, preferences, privileges and restrictions of a series of Preferred Stock, par value $0.01 per share, of the Corporation.

         WHEREAS, the Certificate of Incorporation provides for a class of shares known as Preferred Stock, consisting of 5,000,000 shares;

         WHEREAS, the Certificate of Incorporation authorizes the issuance of Preferred Stock from time to time in one or more series and authorizes the Board of Directors to (a) determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, (b) fix the number of shares constituting any such series and
(c) determine the designation thereof; and



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         WHEREAS, the Corporation plans to issue a second series of Preferred
Stock and the Board of Directors desires to determine and fix the rights, privileges, and restrictions relating to this series of Preferred Stock and the number of shares constituting, and the designation of, such series.

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby determines and fixes the designations of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a second series of Preferred Stock, as follows:

         1. Designation. 600,000 shares of Preferred stock shall be designated hereby as "Series B Redeemable Convertible Preferred Stock" (hereinafter referred to as the "Series B Preferred Stock") with the rights, preferences, privileges and restrictions specified herein.

         2. Voting Rights. On all matters submitted to a vote of the holders of the Corporation's common stock, par value $0.01 per share (the "Common Stock), the holders of Series B Preferred Stock shall be entitled to exercise one vote per share of Series B Preferred Stock.

         3. Dividends. The holders of Series B Preferred Stock shall be entitled to receive, at the discretion of the Company, an annual 8% cash dividend or 10% stock dividend computed on the amount invested in the Series B Preferred Stock. Stock dividends shall be paid in shares of Series B Preferred Stock based on the average closing price of ten (10) shares of the Common Stock for the five trading days prior to the five days before the dividend is paid. Such dividend shall be payable within ninety (90) days after the anniversary date of the investment upon which the dividend is based.

         4. Liquidation Preference.

            A. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation which remain after satisfaction in full of all valid claims of creditors of the Corporation, liquidating distributions of an amount per share of Series B Preferred Stock equal to the amount per share for Series B Preferred Stock paid by the holder when making the investment. If these liquidation distributions are not paid in full, the holders of the Series B Preferred Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amount to which they are entitled.

            B. The merger or consolidation of the Corporation with or into any other corporation and the sale or transfer of all or substantially all of the


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assets of the Corporation shall be deemed to be a dissolution, liquidation or winding-up of the Corporation for the purposes of this Section 4.

            C. Written notices of any voluntary liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to holders of Series B Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage pre-paid, mailed not less than twenty (20) days prior to any payment stated therein, to the holders of Series B Preferred Stock, at the address shown on the books of the Corporation or any transfer agent for the Series B Preferred Stock.

            D. The Corporation may issue shares of its Preferred Stock which have liquidation, dividend, voting, and/or redemption rights which are senior or junior to, or pari passu with, the Series B Preferred Stock.


         5. Conversion.

            A. A holder of Series B Preferred Stock shall be entitled, at any time prior to the close of business on any date fixed for the redemption of such shares pursuant to Section 6 hereof, to cause any or all such shares to be converted (the "Conversion") into ten shares of Common Stock for each share of Series B Preferred Stock (the "Conversion Price"), subject to adjustment as provided herein.

            B. The issuance by the Corporation of shares of Common Stock upon any Conversion of shares of the Series B Preferred Stock made at the option of the holder thereof, shall be effective the earlier of (i) the delivery to such holder or such holders' designee of certificates representing the shares of Common Stock issued upon Conversion thereof or (ii) the commencement of business on the second business day after the surrender of the certificate or certificates for the shares of Series B Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation ( or accompanied by duly executed stock powers relating thereto) as provided hereby. On and after the effective date of any Conversion, the converted shares of Series B Preferred Stock shall no longer be deemed to be outstanding and all rights whatsoever with respect thereto shall terminate, and the person or persons entitled to receive the Common Stock issuable upon such Conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock. All shares of Series B Preferred Stock upon Conversion shall be restored to the status of authorized but unissued shares of preferred stock without designation as to Class, and may be issued thereafter.



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            C. The Conversion Price shall be subject to adjustment from time to time as follows:

                  (i) If the Corporation shall, at any time or from time to time while shares of the Series B Preferred Stock shall be outstanding, (1) subdivide its outstanding shares of Common Stock into a greater number of shares, (2) combine its outstanding shares of Common Stock into a smaller number of shares or (3) pay a dividend (exclusive of the stock dividend provided herein), or make a distribution in Common Stock (or securities convertible into or exchangeable for shares of Common Stock) to holders of the Common Stock or other class or series of capital stock of the Corporation convertible into or exchangeable for shares of Common Stock, then the Conversion Price in effect immediately prior to such subdivision or combination, as the case may be, or immediately prior to the record date fixed for the determination of shareholders entitled to such dividend or distribution, shall be increased or decreased, as the case may be, to produce such results as would have been obtained prior to the occurrence of such event. An adjustment made pursuant hereto shall become effective immediately after the record date, in the case of a dividend or distribution payable in Common Stock (or other securities) and immediately after the effective date, in the case of a subdivision or combination.

                  (ii) If the Corporation shall, at any time or from time to time while shares of Series B Preferred Stock shall be outstanding, sell or issue rights, options, warrants or convertible securities containing the right to subscribe for or purchase shares of Common Stock at a purchase price less than the Conversion Price (i.e. 10% of the amount invested per share for Series B Preferred Stock), then the Conversion Price in effect immediately prior to such event shall be reduced by an amount equal to the quotient determined by dividing:

                  (a) an amount equal to the sum of (x) the product of the total number of shares of Common Stock outstanding immediately prior to the date of such sale or issuance of such rights, options, warrants or convertible securities and the Conversion Price in effect immediately prior to such sale or issuance, plus (y) the aggregate consideration (if non-cash consideration, the fair market value of which shall be determined by the Board of Directors in its good faith judgment), if any, received by the Corporation upon such sale or issuance; by

                  (b) the total number of shares of Common Stock outstanding immediately after such sale or issuance.



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               (iii) Whenever any adjustment is made in the Conversion Price pursuant to the foregoing provisions (i) or (ii), the Corporation shall, as soon as reasonably practicable thereafter, prepare a written statement signed by an executive officer of the Corporation setting forth the adjusted Conversion Price, determined as provided herein, and, in reasonable detail, the facts requiring such adjustment. The Corporation shall mail such statement to all holders of record of shares of Series B Preferred Stock at their respective addresses appearing on the stock records of the Corporation.

            D. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the Conversion of shares of Series B Preferred Stock as provided herein, free from any preemptive rights, such number of shares of Common Stock as shall from time to time be issuable upon the Conversion of all the shares of Series of Series B Preferred Stock then outstanding.

         6. Redemption.

            A. In the event that the average of the last sales price ten shares of Common Stock equal or exceeds 300% of the amount invested per share for Series B Preferred Stock for any (20) consecutive trading days immediately prior to the date of the notice discussed in Section 6.B below, the Corporation shall have the right, at any time, to redeem all, or any portion of, the outstanding shares of Series B Preferred Stock, at the price per share paid by the holder upon making the investment in Series B Preferred Stock. If less than all of the outstanding shares of Series B Preferred Stock shall be redeemed, the Corporation shall redeem a pro rata portion of the shares of each holder. From and after the date of redemption of any shares of Series B Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights in respect of such shares of Series B Preferred Stock shall cease, except the right to receive the redemption price.

            B. Notice of any redemption made pursuant to this Section 6 shall be sent to the holders of Series B Preferred Stock at the address shown on the books of the Corporation or any transfer agent for the Series B Preferred Stock by first class mail, postage prepaid, mailed not less than thirty (30) days' prior to the redemption date. Each notice shall state (i) the redemption date,
(ii) the total number of shares of Series B Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder, (iii) the redemption price, (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price and (v) Conversion rights of the shares to be redeemed, the period within which Conversion


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rights may be exercised, and the Conversion Price and number of shares Common
Stock issuable upon Conversion of a share of Series B Preferred Stock at the time. Promptly following receipt of such notice, the holders of Series B Preferred Stock shall surrender their certificates representing such shares to the Corporation unless they shall Convert in accordance with Sections 5 and 6 hereof.

            7. Registration Rights. The holders of Series B Preferred Stock shall be entitled to "piggyback" registration rights with respect to such shares on each occasion that the Corporation shall propose to file a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering any shares of Common Stock. The Corporation shall, at least thirty (30) days before filing such Registration Statement, notify the holders of Series B Preferred Stock in writing of such filing. For a period of ten (10) days from the receipt of such notice, each holder of the Series B Preferred Stock shall be entitled to provide written notice to the Corporation of such holder's election to include in the Registration Statement up to the number of Common Stock covered by his/her Series B Preferred Stock; provided, however, that simultaneously with such notice, such holder shall agree to Convert his/her shares of Series B Preferred Stock into Common Stock upon effectiveness of the Registration Statement. The Corporation shall have the right at any time thereafter to elect not to file any such Registration Statement or to withdraw the same after filing but prior to the effective date thereof. The Corporation shall pay all expenses relating to the Registration Statement except sales commissions attributable to these securities and except expenses incurred by the holders such as counsel for holders. Such sales commissions and other expenses incurred by the holders shall be borne by the holders.

            8. Pre-emptive Rights. The holders of Series B Preferred Stock shall have no pre-emptive rights.

            9. Stated Capital. The amount to be capital at all times for each share of Series B Preferred Stock shall be its par value (i.e., $0.01 per share).

         RESOLVED, FURTHER, that the Chairman of the Board/Chief Executive Officer and the Secretary of the Corporation be, and they are hereby are, authorized and directed to prepare and file a Certificate of Designation in accordance with this resolution and as required by law.




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         IN WITNESS WHEREOF, we have executed this Certificate of Designation and affirm the foregoing as true under the penalties of perjury this 30thday of April, 1998.



     /s/ J.C. Leatherman, Jr.                  /s/ Peter P. Phildius
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Secretary                                   Chairman of the Board/Chief
                                            Executive Officer



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